Exhibit 10(l)
WD-40 COMPANY
2016 STOCK INCENTIVE PLAN

FY 20__ MARKET SHARE UNIT AWARD GRANT NOTICE AND ACCEPTANCE

Target Number of MSUs: The “Vest Quantity” Shown Above
Performance Measurement Year End: August 31, 20__
Vesting Date: Certification Date
Settlement Date: See Below

FY 20__ MARKET SHARE UNIT AWARD AGREEMENT

Pursuant to your Market Share Unit Award Grant Notice and Acceptance (“Grant Notice”) and this FY 20__ Market Share Unit Award Agreement (“Agreement”), WD-40 Company, a Delaware corporation (the “Company”), has awarded to you Performance Shares (referred to herein as Market Share Units or “MSUs”) under the WD-40 Company 2016 Stock Incentive Plan (as amended from time to time, the “Plan”) with respect to the “Target Number” of Shares of the Company’s Common Stock indicated in your Grant Notice. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
The details of your MSUs are as follows:
1.Number of Shares; Adjustment. The number of Shares to be issued to you upon settlement of your MSUs as referenced in your Grant Notice will be determined under the performance vesting provisions in Paragraph 3 of this Agreement equal to a percentage (the “Applicable Percentage”) of the Target Number of MSUs set forth in your Grant Notice. The Target Number of MSUs prior to performance vesting, or the resulting number of MSUs that vest determined upon performance vesting, may be adjusted from time to time upon changes in capitalization of the Company pursuant to Section 18 of the Plan.
2.No Payment of Dividend Equivalents. Dividend Equivalents are not payable with respect to your MSUs. Following the issuance of Shares to you upon settlement of your award as provided for herein, you will then be entitled to receive dividends as and when declared upon the Shares by the Company.
3.Performance Vesting. Your MSUs will be eligible to vest following a performance measurement period of three full fiscal years (the “Measurement Period”) ending as of the Company’s fiscal year end for the second full fiscal year following the date of grant (the “Measurement Year”). Following the conclusion of the Measurement Year, the Committee shall meet, either at its regularly scheduled quarterly meeting or at a special meeting of the Committee called prior to the Company’s release of its annual earnings for the Measurement Year, but in all events within sixty (60) days following the end of the Measurement Year, to review performance attained and compare it to the performance measure set forth on Exhibit A attached hereto. The Committee will certify the Relative TSR achieved and the Applicable Percentage of the Target Number of MSUs to vest and resulting number of Shares to be issued to you (the date of such certification, the “Certification Date”). Except as otherwise provided for herein with respect to pro-rata vesting upon Retirement (as defined below) or in the event of your termination of employment by reason of death or Disability (as defined below) or as otherwise provided for herein or in the Plan or a written agreement between you and the Company, in the event of your termination of employment with the Company or a Subsidiary for any reason (“Termination of Employment”), including resignation or termination by the Company or a Subsidiary, prior to the Certification Date, all of your MSUs will be forfeited.

4.Vesting on Retirement, Death or Disability. In the event of your Termination of Employment by reason of your death, Disability or Retirement prior to the Certification Date, a pro-rated portion of your MSUs will remain eligible to vest pursuant to this Agreement (a) on the Certification Date based on achievement of the performance measure and determination of the Applicable Percentage as determined pursuant to Paragraph 3 or (b) if earlier, upon a Change in Control as provided in Paragraph 6 below, as applicable. If such Termination of Employment by reason of your death, Disability or Retirement occurs following a Change in Control that occurs prior to the Final Payment Date, such pro-rated vesting will be applied to the RSUs (as defined below) issued to you, if any, following such Change in Control pursuant to Paragraph 6 below. For purposes of such pro-rata vesting, the Target Number of MSUs will be adjusted according to the pro-rata portion of the Measurement Period for which you were employed (which pro-ration will be determined on a pro-rata monthly basis, including full credit for partial months elapsed through the effective date of your Termination of Employment). “Retirement”, for purposes of this Agreement, means your Termination of Employment (for any reason other than termination by the Company or a Subsidiary for Cause): (i) after attainment of age sixty-five (65), or (ii) after attainment of age fifty-five (55) provided that you have been in Continuous Service with the Company or a Subsidiary for not less than ten (10) years. “Disability,” for purposes of this Agreement, means a permanent and total disability under Section 22(e)(3) of the Code, provided that such disability also qualifies as a “disability” for purposes of Section 409A of the Code (“Section 409A”). In the event of your Termination of Employment prior to Retirement by reason of your voluntary resignation or termination by the Company or a Subsidiary for reasons other than Cause, the Committee shall have discretion to provide for pro-rata vesting as provided for hereinabove.
5.Delivery of Shares. Subject to Paragraphs 7, 10 and 14 of this Agreement, your vested MSUs shall be settled solely in a number of whole Shares issued to you within thirty (30) days following the earliest to occur of the following (the “Settlement Date”):
(a)if this is a Section 409A Compliant Award (as defined below), the earlier of the date that is the 3rd business day following the Company’s public release of its annual earnings for the Measurement Year or November 15 of the fiscal year immediately following the Measurement Year (the “Final Payment Date”); or
(b)if this is not a Section 409A Compliant Award:
(i)the Final Payment Date;
(ii)in the event of your Termination of Employment prior to a Change in Control and prior to the Final Payment Date, the date of a Change in Control occurring following your Termination of Employment;
(iii)in the event of your Termination of Employment following a Change in Control but prior to the Final Payment Date, the effective date of your Termination of Employment;
(iv)to the extent any portion of your MSUs vest upon a Change in Control of the Company pursuant to Section 19 of the Plan or Paragraph 6 below, the date of the Change in Control.
6.Change in Control Vesting. Except as provided for herein, the provisions of Section 19 of the Plan shall apply to your MSUs in the event of a Change in Control of the Company (as defined in the Plan). In the event of a Change in Control prior to the end of the Measurement Year, for purposes of determining the level of performance achieved as of the date of the Change in Control, the Measurement Year shall be deemed to have ended immediately prior to the effective date of the Change in Control. In such event, the Measurement Share Value and the Measurement Index Value (each as defined in Exhibit A) shall be determined based on the closing price for the Shares and the closing Index value as of the date of the Change in Control (not based on average amounts as provided for in Exhibit A). In addition, in the event of a Change in Control, the proportionate number of the Target Number of MSUs not subject to vesting on the date of the Change in Control based on the level of performance achieved as of the date of the Change in Control shall be converted into time-based Restricted Stock Units (“RSUs”) that will vest on the Final Payment Date, subject to your continued employment through such date, subject to Paragraph 4 above, Section 19(a)(ii) of the Plan or as otherwise provided for in a written agreement between you and the Company.
If a Change in Control occurs after the end of the Measurement Year, but before the Certification Date has occurred, and you were employed by the Company on the date of the Change in Control, you will have the right to receive Shares in respect of your vested MSUs as provided in Paragraph 5 above, or the dollar value equivalent thereof, at the Company’s option, determined in accordance with the vesting provisions of Paragraph 3 of this Agreement (which determination shall occur no later than the date of such Change in Control).
7.Securities Law Compliance. Notwithstanding anything to the contrary contained herein, Shares may not be issued upon settlement of this award unless the Shares are then registered under the Securities Act of 1933, as amended (the “Securities Act”) or, if such Shares are not then so registered, the Committee or the Board has determined that such issuance would be exempt from the registration requirements of the Securities Act. The issuance of such Shares must also comply with other applicable laws and regulations governing such Shares, and the issuance of such Shares may be delayed if the Committee or the Board determines that such issuance would not be in compliance with such laws and regulations, provided that issuance of the Shares shall be completed as soon as reasonably practicable following the first date on which the Company anticipates or should reasonably anticipate that issuing the Shares would not cause a violation or such earlier date as required to avoid causing this award to fail to be exempt from or to otherwise comply with Section 409A of the Code.
8.Transferability. Your MSUs are not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party (your “Beneficiary”) who, in the event of your death, shall then be entitled to receive the Shares issuable upon settlement of this award as of the date of your death, if any.
9.Agreement Not a Service Contract or Obligation to Continue Service. This Agreement is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or Subsidiary as an employee for any period of time. In addition, nothing in this Agreement shall obligate the Company or a Subsidiary to continue your employment for any period of time.
10.Satisfaction of Tax Withholding Obligations.
(a)At the time of issuance of Shares to you pursuant to the settlement of this award (or earlier, if applicable), to the extent required by law or applicable regulation, the Company shall withhold from the Shares otherwise issuable to you a number of whole Shares having a Fair Market Value as of the Settlement Date, equal to the minimum amount of taxes required to be withheld by law. The Fair Market Value of the withheld whole number of Shares that is in excess of the minimum amount of taxes required to be withheld shall be added to the deposit for your U.S. federal income tax withholding or, if you are an international taxpayer, such amount shall be added to the largest deposit of withheld tax required to be made by the Company or a Subsidiary on your behalf.
(b)Your Shares may not be issued unless the tax withholding obligations of the Company or Subsidiary, if any, are satisfied. Accordingly, the Company shall have no obligation to issue a certificate for such Shares until such tax withholding obligations are satisfied or otherwise provided for. Upon notice of the requirement for recovery from you of any amount due as a tax withholding obligation, you agree to promptly remit to the Company or Subsidiary the full amount due.
11.Compensation Recovery. By executing this Agreement, you agree that all compensation received by you, including Awards under the Plan (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by you upon receipt or exercise of this Award or upon the receipt or resale of any Shares underlying this Award), shall be subject to reduction, cancellation, forfeiture and/or recoupment to the extent necessary to comply with any compensation recovery policy adopted by the Company, including, without limitation, the Policy for Recovery of Erroneously Awarded Compensation (as amended from time to time, the “Policy”), or any other Applicable Law, or to the extent that such forfeiture or repayment may be required by any other Applicable Law, notwithstanding any other agreement to the contrary. No recovery of compensation under any compensation recovery policy or Applicable Law will be an event that triggers or contributes to any right of a Participant to resign for “good reason” (or similar term) under the Plan or any other agreement with the Company or an Affiliate. You agree that you are not entitled to indemnification in connection with any forfeiture or repayment of any compensation recovery policy or requirement under Applicable Law and expressly waive any rights to such indemnification under the Company’s organizational documents or otherwise.
12.Notices. Any notices provided for in the Plan or this Agreement shall be given electronically or in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
13.Governing Plan Document. This Agreement is subject to all the provisions of the Plan, the provisions of which are incorporated by reference in this Agreement. This Agreement is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as specifically provided for herein, in the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.
14.Code Section 409A Compliance. To the extent applicable, it is intended that this award and the Plan comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Any provision that would cause the Plan or this award to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A. Notwithstanding anything to the contrary in this Agreement, if this is not a Section 409A Compliant Award, in no event will any Shares issuable pursuant to this award be issued later than March 15th of the calendar year following the calendar year in which corresponding portion of the award has vested.
(a)Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon your Termination of Employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).
(b)Notwithstanding anything in this Agreement to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of the Shares issuable to you pursuant to this award shall not be provided to you prior to the earlier of (x) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (y) the date of your death. Within thirty (30) days following the expiration of the applicable foregoing period, all Shares deferred pursuant to the preceding sentence shall be issued to you (or your estate or beneficiaries), and any remaining Shares due to you under this Agreement shall be paid as otherwise provided herein.

(c)Your right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
(d)Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such payment or benefit, to the extent required by Section 409A.
(e)This award will be a “Section 409A Compliant Award” if (i) you will be eligible for Retirement at any time prior to the Final Payment Date, (ii) you are a party to an executive Change in Control Severance Agreement with the Company as applicable for Executive Officers at any time prior to the Final Payment Date, or (iii) this award otherwise constitutes “nonqualified deferred compensation” for purposes of Section 409A.

END OF MARKET SHARE UNIT AGREEMENT
(Refer to MSU Award Grant Notice and Acceptance for Specific Grant Information)

EXHIBIT A

PERFORMANCE VESTING

Subject to Section 5 of the Market Share Unit Award Agreement, the MSUs shall vest with respect to the Applicable Percentage of the Target Number of MSUs set forth in the following applicable Executive Officer or Senior Management Employee table based on relative total stockholder return (“TSR”) for the Company over the Measurement Period as compared to the total return (“Return”) for the Russell 2000 Index (the “Index”) as reported for total return (with dividends reinvested) by Russell Investments. For purposes of computing the relative TSR for the Company as compared to the Return for the Index, dividends paid with respect to the Shares shall be treated as having been reinvested as of the ex-dividend date for each declared dividend, as further described below. TSR for the Company shall equal the percentage change (positive or negative) of the “Measurement Share Value” (as defined below) as compared to the “Base Share Value” (as defined below). The Return for the Index shall equal the percentage change (positive or negative) of the “Measurement Index Value” (as defined below) as compared to the “Base Index Value” (as defined below). The relative TSR (“Relative TSR”) represents the percentage point difference between the TSR for the Company minus the Return for the Index.

Executive Officer

Relative TSR	Applicable Percentage

≥ 20%	200%
15%	175%
10%	150%
5%	125%
0%	100%
-5%	75%
-10%	50%
<-10%	0%

Senior Management Employee

Relative TSR	Applicable Percentage
> 10%	150%
10%	150%
5%	125%
Equal	100%
-5%	75%
-10%	50%
<-10%	0%

The Applicable Percentage will be determined on a straight line sliding scale from the minimum 50% Applicable Percentage achievement level to the applicable maximum 200% or 150% % Applicable Percentage achievement level as noted in the applicable Executive Officer or Senior Management Employee table above. For purposes of determining relative achievement, actual results are to be rounded to the nearest tenth of one percent and rounded upward from the midpoint, in all events in a positive direction. For example, if the Relative TSR is 4.94% (the difference between the TSR for the Company minus the Return for the Index over the Measurement Period being 4.94 percentage points), Relative TSR will be 4.9% and the Applicable Percentage will be 124.5%. The number of Shares to be issued on the Settlement Date is to be rounded to the nearest whole share and rounded upward from the midpoint.

“Base Share Value” shall represent the average computed value of one (1) share of the Company’s common stock (as increased, if applicable, by additional shares theoretically acquired with reinvested dividends, as further described below), determined with reference to the daily closing price for the Company’s Shares over a period of all market trading days within the ninety (90) calendar days ending on the last day of the Company’s fiscal year ended immediately prior to the date of grant (the “Base Value Averaging Period”).

For purposes of determining the Base Share Value, the daily value of one (1) share shall be computed based on the closing price for the Company’s Shares for each market trading day until the next following ex-dividend date, if any. On the ex-dividend date, if any, and thereafter through the end of the Base Value Averaging Period, the daily value shall be based on one (1) share plus a number of shares that would theoretically be acquired on the ex-dividend date, at the closing price for the Company’s Shares on the ex-dividend date, with the dividend declared with respect to the share. In the same manner, the number of shares shall be increased for computing the daily value on a compounded basis for each successive dividend, if any, declared prior to the end of the Base Value Averaging Period. A simple average of all of the daily values so computed shall represent the Base Share Value.

“Base Index Value” shall represent the average closing value of the Index over a period of all market trading days within the Base Value Averaging Period.

“Measurement Share Value” shall represent the average computed value of one (1) share of the Company’s common stock (as increased, if applicable, by additional shares theoretically acquired with reinvested dividends over the Measurement Period, including dividends reinvested for purposes of computing the Base Share Value, as further described below), determined with reference to the daily closing price for the Company’s Shares over a period of all market trading days within ninety (90) calendar days ending on the last day of the Measurement Year (the “Measurement Value Averaging Period”).

For purposes of determining the Measurement Share Value, the number of shares as of the first day of the Measurement Value Averaging Period shall first be determined by adding theoretically reinvested dividend shares over the entire Measurement Period to the number of shares used in computation of the Base Share Value as of the end of the Base Value Averaging Period. Such reinvested dividend shares shall be added on a compounded basis as of each successive ex-dividend date for dividends declared with respect to the Company’s Shares in the same manner as described for computation of the Base Share Value. Beginning on the first day of the Measurement Share Averaging Period, the daily value of the shares thus accumulated through dividend reinvestment shall be computed based on the closing price for the Company’s Shares for each market trading day until the next following ex-dividend date. On successive ex-dividend dates, if any, and thereafter through the end of the Measurement Share Averaging Period, the daily value shall be based on the increased number of shares accumulated as of each such ex-dividend date. A simple average of all of the daily values so computed shall represent the Measurement Share Value.

“Measurement Index Value” shall represent the average closing value of the Index over a period of all market trading days within the Measurement Value Averaging Period.